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Exhibit 23.2

                    INDEPENDENT AUDITORS' CONSENT

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 29, 1999, in the Registration Statement on Form S-1 and related Prospectus of Reef Millenium Energy Fund for the registration of 5,000 Units of Preformation Limited Partner and Additional Limited General Partner Interests.



/s/Ernst & Young LLP

Dallas, Texas
December 22, 1999